Exhibit 1 – Reconciliation to accounting principles generally accepted in the United States

This reconciliation should be read in conjunction with our unaudited interim financial statements and accompanying notes for the quarter and six months ended June 30, 2009.The un-audited consolidated financial statements of the Company for the six month periods ended June 30, 2009 and 2008, and the audited consolidated financial statements for the year ended December 31, 2008 have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which, in most respects, conforms to generally accepted accounting principles in the United States (“U.S. GAAP”).  The reconciliations and other information presented in this note are solely in relation to the consolidated financial statements.  The significant differences between Canadian GAAP and U.S. GAAP as they relate to the Company are presented throughout this note.  Additionally, where there is no significant conflict with Canadian GAAP requirements some of the additional U.S. GAAP disclosure requirements have been incorporated throughout the Canadian GAAP financial statements.

Consolidated Balance Sheets	As at
	June 30, 2009		December 31, 2008		June 30, 2008
	$ (Un-audited)		$		$ (Un-audited)
	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP

Assets
Current assets:
Cash and cash equivalents (4)	96,350,890	94,151,835	48,970,572	44,051,224	28,811,249	25,491,803
Cash restricted (4)	14,520,001	14,444,910	25,994,258	25,933,184	26,016,420	25,925,851
Trade receivables (4)	40,126,498	40,126,498	42,887,823	42,887,823	127,615,875	127,615,875
Commodity derivative contracts	-	-	31,335,050	31,335,050	-	-
Other assets (4)	698,090	587,382	167,885	125,119	225,009	197,191
Inventories	114,045,411	114,045,411	83,037,326	83,037,326	74,880,778	74,880,778
Prepaid expenses (4)	2,834,453	2,834,453	4,489,574	4,489,574	5,423,470	5,337,963
Total current assets	268,575,343	266,190,489	236,882,488	231,859,300	262,972,801	259,449,461
Cash restricted	6,844,439	6,844,439	290,782	290,782	361,881	361,881
Goodwill (4)	5,761,940	-	-	-	-	-
Deferred financing costs (3), (5)	-	1,022,695	-	1,279,145	-	1,522,136
Investment in LNG Project (4)	-	15,788,960	-	6,610,480	-	5,311,078
Plant and equipment (1), (4)	221,294,736	208,673,330	223,585,559	210,803,013	228,201,543	215,048,359
Oil and gas properties (2)	157,877,004	157,433,651	128,013,959	127,653,411	102,072,439	101,659,133
Future income tax benefit	2,057,298	2,057,298	3,070,182	3,070,182	2,819,591	2,819,591
Total assets	662,410,760	658,010,862	591,842,970	581,566,313	596,428,255	586,171,639
Liabilities
Current liabilities:
Accounts payable and accrued liabilities (5), (4)	131,807,259	131,610,666	78,147,736	77,460,413	67,160,639	66,626,058
Commodity derivative contracts	-	-	-	-	11,847,200	11,847,200
Working capital facility	3,962,238	3,962,238	68,792,402	68,792,402	74,058,565	74,058,565
Current portion of secured loan	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000

Current portion of indirect participation interest - PNGDV	540,002	540,002	540,002	540,002	540,002	540,002
Total current liabilities	145,309,499	145,112,906	156,480,140	155,792,817	162,606,406	162,071,825
Secured loan (5)	47,977,305	49,000,000	52,365,333	53,500,000	56,753,361	58,000,000
8% subordinated debenture liability (3)	-	-	65,040,067	69,710,182	76,516,300	80,851,022
Preference share liability	-	-	-	-	7,797,312	-
Deferred gain on contributions to LNG project (4)	13,076,272	-	17,497,110	-	12,203,867	-
Indirect participation interest (2)	70,048,179	85,459,826	72,476,668	88,211,120	87,877,831	106,477,912
Indirect participation interest - PNGDV	844,490	844,490	844,490	844,490	844,490	844,490
Total liabilities	277,255,745	280,417,222	364,703,808	368,058,609	404,599,567	408,245,249
Non-controlling interest (7)	9,230	-	5,235	-	6,151	-
Preference shares	-	-	-	-	-	14,250,000
Equity
InterOil Corporation shareholders' equity:
Share capital (3)	540,082,767	542,464,137	373,904,356	373,514,356	324,855,607	324,855,607
Preference shares	-	-	-	-	6,842,688	-
8% subordinated debentures (3)	-	-	10,837,394	-	13,036,434	-
Contributed surplus (3)	17,357,873	26,158,768	15,621,767	24,422,662	12,512,478	21,313,373
Warrants	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034
Accumulated Other Comprehensive Income	16,551,491	16,551,491	27,698,306	27,698,306	7,800,935	7,800,935
Conversion options (2)	17,140,000	-	17,140,000	-	19,840,000	-
Accumulated deficit	(208,105,380)	(209,709,259)	(220,186,930)	(214,252,081)	(195,184,639)	(192,418,853)
Total InterOil Corporation shareholders' equity	385,145,785	377,584,171	227,133,927	213,502,277	191,822,537	163,670,096
Non-controlling interest (7)	-	9,469	-	5,427	-	6,294
Total equity	385,145,785	377,593,640	227,133,927	213,507,704	191,822,537	163,676,390
Total liabilities and shareholders' equity	662,410,760	658,010,862	591,842,970	581,566,313	596,428,255	586,171,639

Reconciliation to accounting principles generally accepted in the United States (cont’d)

Consolidated statements of operations

The following table presents the consolidated statements of operations under U.S. GAAP compared to Canadian GAAP:

	Six month period ended		Year ended		Six month period ended
	June 30, 2009		December 31, 2008		June 30, 2008
	$ (Un-audited)		$		$ (Un-audited)
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
Revenue
Sales and operating revenues	308,411,228	308,411,228	915,578,709	915,578,709	435,029,765	435,029,765
Interest income	165,119	-	931,785	-	756,279	-
Other income	1,581,957	-	3,216,445	-	1,641,404	-
	310,158,304	308,411,228	919,726,939	915,578,709	437,427,448	435,029,765

Expenses
Cost of sales and operating expenses (excluding depreciation shown below)	262,417,838	262,417,838	888,623,109	888,623,109	383,197,441	383,197,441
Administrative and general expenses (4)	14,617,065	12,846,054	31,227,627	28,354,064	16,464,975	14,848,256
Derivative (gain)/loss	(931,060)	(931,060)	(24,038,550)	(24,038,550)	10,629,376	10,629,376
Legal and professional fees (4)	3,847,982	2,500,636	11,523,045	7,692,045	5,956,524	4,194,958
Exploration costs, excluding exploration impairment	247,121	247,121	995,532	995,532	(154,077)	(154,077)
Exploration impairment	-	-	107,788	107,788	11,279	11,279
Short term borrowing costs	1,847,351	1,847,351	6,514,060	6,514,060	3,493,733	3,493,733
Long term borrowing costs (3), (4)	6,432,965	15,516,092	17,459,186	19,529,798	8,485,202	8,017,436
Depreciation and amortization (1), (4)	7,154,347	6,876,846	14,142,546	13,594,481	6,924,442	6,656,021
Loss/(gain) on equity accounted investment (4)	-	2,071,520	-	(1,047,795)	-	283,798
Gain on sale of oil and gas properties (2)	(1,087,483)	(1,327,483)	(11,235,084)	(12,280,084)	(10,245,533)	(11,072,146)
Foreign exchange loss/(gain) (4)	1,105,731	1,163,397	(3,878,150)	(4,437,943)	(4,784,214)	(4,725,292)
Non-controlling interest (7)	3,995	-	943	-	1,859	-
Interest income (4)	-	(158,478)	-	(841,028)	-	(724,133)
Other income	-	(1,581,957)	-	(3,216,445)	-	(1,641,404)
	295,655,852	301,487,877	931,442,052	919,549,032	419,981,007	413,015,246
Profit/(loss) before income taxes	14,502,452	6,923,351	(11,715,113)	(3,970,323)	17,446,441	22,014,519
Income tax expense (4), (6)	(2,420,902)	(2,376,487)	(81,964)	28,073	(4,241,227)	(4,168,249)
Net profit/(loss)	12,081,550	4,546,864	(11,797,077)	(3,942,250)	13,205,214	17,846,270
Less: Net (profit)/loss attributable to the non-controlling interest (7)	-	(4,042)	-	(1,040)	-	(1,907)
Net profit/(loss) attributable to InterOil Corporation	12,081,550	4,542,822	(11,797,077)	(3,943,290)	13,205,214	17,844,363

Reconciliation to accounting principles generally accepted in the United States (cont’d)

Reconciliation of Canadian GAAP net income/(loss) to U.S. GAAP net income/(loss)

	Six month period ended	Year ended	Six month period ended
	June 30,	December 31,	June 30,
	2009	2008	2008
	$ (Un-audited)	$	$ (Un-audited)
Net profit/(loss) as shown in the Canadian GAAP financial statements	12,081,550	(11,797,077)	13,205,214
Description of items having the effect of increasing reported income
Decrease in depreciation and amortization due to difference in date of commencement of operations of refinery (1)	237,225	478,923	237,488
Decrease in non-controlling interest expense (7)	(47)	(96)	(47)

Increase in reporting income due to reversal of proportionate consolidation of LNG Project and equity accounting the investment (4)	1,067,221	8,400,571	3,107,329
Decrease in long term borrowing costs relating to dividends paid to preference share holders expensed under Canadian GAAP	-	418,526	372,951
Decrease in long term borrowing costs relating to reduced accretion expense on increased 8% subordinated debentures liability (3)	-	291,137	94,815
Increase in gain on sale of oil and gas properties arising from conveyance accounting due to the initial IPI proceeds not being bifurcated under U.S. GAAP (2)	240,000	1,045,000	826,613
Description of items having the effect of decreasing reported income
Increase in long term borrowing costs relating to immediate expense of portion of placement fees and accretion of BCF on conversion of 8% subordinated debentures (3)	(9,083,127)	(2,780,274)	-

Net profit/(loss) according to US GAAP	4,542,822	(3,943,290)	17,844,363

Statements of comprehensive income/(loss), net of tax

	Six month period ended	Year ended	Six month period ended
	June 30,	December 31,	June 30,
	2008	2008	2008
	$ (Un-audited)	$	$ (Un-audited)
Net profit/(loss) in accordance with U.S. GAAP, net of tax	4,546,864	(3,942,250)	17,846,270
Foreign currency translation reserve, net of tax	(945,965)	3,660,787	5,262,965
Deferred hedge (loss)/gain, net of tax	(10,200,850)	18,012,500	(3,487,049)
Total other comprehensive income, net of tax	(11,146,815)	21,673,287	1,775,916
Comprehensive (loss)/income, net of tax	(6,599,951)	17,731,037	19,622,186
Comprehensive (income)/loss attribuable to the non-controlling interest, net of tax	(4,042)	(1,040)	(1,907)
Comprehensive (loss)/income attributable to InterOil Corporation, net of tax	(6,603,993)	17,729,997	19,620,279

Reconciliation to accounting principles generally accepted in the United States (cont’d)

Consolidated Statements of Shareholders' Equity
	Six month period ended		Year ended		Six month period ended
	June 30, 2009		December 31, 2008		June 30, 2008
	$ (Un-audited)		$		$ (Un-audited)
	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP
Share capital

At beginning of period	373,904,356	373,514,356	259,324,133	259,324,133	259,324,133	259,324,133
Issue of capital stock	166,178,411	168,949,781	114,580,223	114,190,223	65,531,474	65,531,474
At end of period	540,082,767	542,464,137	373,904,356	373,514,356	324,855,607	324,855,607
Preference Shares

At beginning of period	-	-	6,842,688	-	6,842,688	-
Converted to common shares	-	-	(6,842,688)	-	-	-
At end of period	-	-	-	-	6,842,688	-
8% subordinated debentures

At beginning of period	10,837,394	-	-	-	-	-
Issue of debentures	-	-	13,036,434	-	13,036,434	-
Conversion to common shares	(10,837,394)	-	(2,199,040)	-	-	-
At end of period	-	-	10,837,394	-	13,036,434	-
Contributed surplus

At beginning of period	15,621,767	24,422,662	10,337,548	10,337,548	10,337,548	10,337,548
Options exercised transferred to share capital	(1,581,105)	(1,581,105)	(456,867)	(456,867)	(66,495)	(66,495)
Stock compensation expense	3,317,211	3,317,211	5,741,086	5,741,086	2,241,425	2,241,425
8% Debenture issue BCF (note 3)	-	-	-	8,800,895	-	8,800,895
At end of period	17,357,873	26,158,768	15,621,767	24,422,662	12,512,478	21,313,373
Warrants

At beginning of period	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034
Movement for period	-	-	-	-	-	-
At end of period	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034
Accumulated Other Comprehensive Income

At beginning of period	27,698,306	27,698,306	6,025,019	6,025,019	6,025,019	6,025,019
Deferred hedge (loss)/gain movement for period, net of tax	(10,200,850)	(10,200,850)	18,012,500	18,012,500	(3,487,049)	(3,487,049)
Foreign currency translation adjustment movement for period, net of tax	(945,965)	(945,965)	3,660,787	3,660,787	5,262,965	5,262,965
At end of period	16,551,491	16,551,491	27,698,306	27,698,306	7,800,935	7,800,935
Conversion options

At beginning of period	17,140,000	-	19,840,000	-	19,840,000	-
Movement for period	-	-	(2,700,000)	-	-	-
At end of period	17,140,000	-	17,140,000	-	19,840,000	-
Accumulated deficit

At beginning of period	(220,186,930)	(214,252,081)	(208,389,853)	(209,890,265)	(208,389,853)	(209,890,265)
Net profit/(loss) for period	12,081,550	4,542,822	(11,797,077)	(3,943,290)	13,205,214	17,844,363
Deduct:
Preference Share Dividends	-	-	-	(418,526)	-	(372,951)
At end of period	(208,105,380)	(209,709,259)	(220,186,930)	(214,252,081)	(195,184,639)	(192,418,853)
InterOil Corporation shareholders' equity at end of period	385,145,785	377,584,171	227,133,927	213,502,277	191,822,537	163,670,096
Non-controlling interest

At beginning of period	-	5,427	-	4,387	-	4,387
Movement for period	-	4,042	-	1,040	-	1,907
At end of period	-	9,469	-	5,427	-	6,294
Total equity at end of period	385,145,785	377,593,640	227,133,927	213,507,704	191,822,537	163,676,390

Reconciliation to accounting principles generally accepted in the United States (cont’d)

Reconciliation of Canadian GAAP Statement of cash flows to U.S. GAAP:

	Six month period ended	Year ended	Six month period ended
	June 30, 2009	December 31, 2008	June 30, 2008
	$ (Un-audited)	$	$ (Un-audited)
Cash flows provided by (used in):

Operating activities - Canadian GAAP (as per consolidated cash flows)	78,726,229	15,586,156	(22,554,955)

Reconciling items:
Reclass exploration costs expensed including exploration impairment as investing activity for US GAAP	(247,121)	(1,103,320)	142,798
Being LNG project related operating cash flows reversed for US GAAP cash flow statement	2,589,915	8,666,724	4,200,887
Operating activities - U.S. GAAP	81,069,023	23,149,560	(18,211,270)

Investing activities - Canadian GAAP (as per consolidated cash flows)	(43,933,534)	(47,390,685)	(27,913,289)

Reconciling items:
Reclass exploration costs expensed including exploration impairment as investing activity for US GAAP	247,121	1,103,320	(142,798)
Being reversal of LNG Project expenditure for US GAAP cash flows	116,361	(404,594)	(313,600)
Being reversal of movement in restricted cash held relating to LNG Project for US GAAP cash flows	14,017	(24,492)	5,003
Investing activities - U.S. GAAP	(43,556,035)	(46,716,451)	(28,364,684)

Financing activities - Canadian GAAP (as per consolidated cash flows)	12,587,623	36,913,339	35,417,731

Reconciling items:
Being reversal of PNG LNG cash calls from unrelated joint venture partners proportionately consolidated in Canadian GAAP cash flow statement	-	(9,447,250)	(3,502,000)
Financing activities - U.S. GAAP	12,587,623	27,466,089	31,915,731

Increase in cash and cash equivalents	50,100,611	3,899,198	(14,660,223)
Cash and cash equivalents, beginning of period (U.S.GAAP)	44,051,224	40,152,026	40,152,026

Cash and cash equivalents, end of period (U.S. GAAP)	94,151,835	44,051,224	25,491,803

Under Canadian GAAP, InterOil’s share in the LNG Joint venture project is proportionately consolidated and InterOil’s share of the JV cash flows will be taken up in InterOil consolidated cash flow statement.  The cash flows would be classified between operating, investing and financing as per the nature of the transaction.  Under U.S. GAAP, when an investment in an entity is accounted for by use of the equity method, an investor restricts its reporting in the cash flow statement to the cash flows between itself and the investee, for example, to dividends and advances.  The above cash and cash equivalents is different to the Canadian cash and cash equivalents balance due to the proportionate take up of the cash balance under Canadian GAAP, but equity accounting of the LNG investment in U.S. GAAP (refer (5) below).

Reconciliation to accounting principles generally accepted in the United States (cont’d)

Per share amounts

Basic per share amounts are computed by dividing net income available to shareholders by the weighted average number of shares outstanding for the reporting period.  Diluted per share amounts reflects the potential dilution that could occur if options or contracts to issue shares were exercised or converted into shares.

For the calculation of diluted per share amounts, the basic weighted average number of shares is increased by the dilutive effect of stock options determined using the treasury method.  Conversion options and stock options totaling 4,118,752 common shares at prices ranging from $9.80 to $43.22 were outstanding as at June 30, 2009 and were included in the computation of the diluted earnings per share at June 30, 2009.

Potential dilutive instruments outstanding	Number of shares June 30, 2009	Number of shares December 31, 2008	Number of shares June 30, 2008
Preferred stock	-	-	517,777
Employee stock options	1,776,500	1,839,500	1,352,000
IPI Indirect Participation interest - conversion options	2,000,000	2,160,000	2,760,000
8% Convertible debentures	-	3,159,000	3,800,000
Warrants	337,252	337,252	337,252
Others	5,000	5,000	5,000
Total stock options/shares outstanding	4,118,752	7,500,752	8,772,029

The reconciliation between the income available to the common shareholders and the income available to the dilutive holders, used in the calculation of the numerator in the EPS calculation is as follows:

	Six month period ended June 30, 2009	Year ended December 31, 2008	Six month period ended June 30, 2008
	$ (Un-audited)	$	$ (Un-audited)

Income/(loss) available to the common shareholders	4,542,822	(3,943,290)	17,844,363
Interest expense on debentures	-	-	1,055,556
Accretion expense on debentures	-	-	372,342
Non-controlling interest	-	-	1,907
Income/(loss) available to dilutive holders	4,542,822	(3,943,290)	19,274,168

The reconciliation between the ‘Basic’ and ‘Basic & Diluted’ shares, used in the calculation of the denominator in the EPS calculation is as follows:

	Six month period ended June 30, 2009	Year ended December 31, 2008	Six month period ended June 30, 2008

Basic	37,216,877	33,632,390	31,873,424
Employee options	450,233	-	132,122
Warrants	57,696	-	10,874
Preference shares	-	-	517,777
Debentures	-	-	1,106,593
Indirect Participation interest	-	-	3,135,458
Other	-	-	5,000
Basic and diluted	37,724,806	33,632,390	36,781,249

Weighted average number of shares on which earnings per share calculations are based in accordance with U.S. GAAP	Six month period ended June 30, 2009	Year ended December 31, 2008	Six month period ended June 30, 2008
Basic	37,216,877	33,632,390	31,873,424
Effect of dilutive options	507,929	-	4,907,825
Diluted	37,724,806	33,632,390	36,781,249
Net income/(loss) per share in accordance with U.S. GAAP
Basic	0.12	(0.12)	0.56
Diluted	0.12	(0.12)	0.52

Reconciliation to accounting principles generally accepted in the United States (cont’d)

(1)	Operations

The Company determined that refinery operations commenced under U.S. GAAP at December 1, 2004, which is the date management assessed that construction of the refinery was substantially complete and ready for its intended use.  The Company ceased capitalization of certain costs to the refinery project at this date and recognized one month’s results from sales, related costs of sales and operating expenses and administrative and general expenses in the statement of operations for the year ended December 31, 2004.  Operations of the refinery commenced on January 1, 2005 under Canadian GAAP.  Therefore, the Company continued to capitalize December 2004’s results to the refinery project.  Due to the difference in the cost basis of the refinery, the depreciation expense recorded under U.S. GAAP differs from that recorded under Canadian GAAP during the period.

(2)	Indirect participation interest

As disclosed in note 19 in the unaudited consolidated financial statements, the Company entered into an indirect participation interest agreement in exchange for proceeds of $125,000,000.  Under Canadian GAAP, this amount was apportioned between non financial liabilities and equity.  Under U.S. GAAP, the Company has not bifurcated the amount as the Company has opted to utilize the scope exception under SFAS 133 Para 10(f) for ‘derivatives that serve as impediments to sales accounting’.

As explained in note 19, during the six months ended June 30,2009, one of the investors who has a 1.2% interest in the eight well drilling program waived their right to convert their IPI percentage into 160,000 common shares. This waiver has resulted in conveyance being triggered on this portion of the IPI agreement for the six months ended June 30, 2009.  As the initial IPI proceeds were not bifurcated under U.S. GAAP, the total conveyance proceeds available for the conveyed interest is $2,751,295 (higher by $322,805 from the CGAAP balance), the amounts offset against oil and gas properties is $1,423,811 (higher by $82,805 from CGAAP balance), and the gain recognised in the statement of operations is $1,327,483 (higher by $240,000 from CGAAP balance).

(3)	8% subordinated debentures

As disclosed in Note 23 in the unaudited consolidated financial statements, on May 13, 2008, the Company completed the issue of $95,000,000 unsecured 8% subordinated convertible debentures with a maturity of five years.  Under Canadian GAAP, these debentures were assessed based on the rights attached to the instrument and Management valued the equity and liability component of the instrument using the residual value basis.

Under U.S. GAAP, Management assessed the debentures following the guidance under FAS 133 to determine whether the embedded conversion option needs to be bifurcated and disclosed separately.  The embedded conversion option did not satisfy the condition of embedded derivatives that requires separation due to the scope exception under FAS 133 Para 11(a) as the option is indexed to the Company’s own stock and would have been classified in Shareholder’s equity if it had been separated.

As FAS 133 bifurcation is not applicable, the provisions of EITF 00-27 requires that the instrument be assessed for any ‘Beneficial Conversion Features (‘BCF’)’ included in the instrument, which should be separated using the intrinsic value method as noted in EITF 98-5.  Based on the guidance, the BCF has been valued at $8,821,320 which was separated and classified separately under equity as Contributed Surplus.  After separation, the liability component was being accreted over the life of the debentures, being 5 years till May 2013.

During the six months ended June 30, 2009, all remaining debenture holders either exercised their conversion rights or were mandatorily converted into common shares due to a mandatory conversion resulting from daily VWAP of the common shares being above $32.50 for at least 15 consecutive trading days.

As U.S. GAAP requires the expensing of all unamortized deferred financing costs, placement fee, and the remaining accretion relating to debentures converted prior to its maturity in the period of the conversion.  No such expensing is required under Canadian GAAP. This amounts to an additional expense of $9,083,127 under U.S. GAAP during the six month period ended June 30, 2009.

(4)	Investment in LNG Project/Deferred gain on contributions to LNG Project

As disclosed in Note 13 in the unaudited consolidated financial statements, a Shareholders Agreement was signed on July 30, 2007 which converted PNG LNG Inc. and its subsidiaries into a joint venture project from being a subsidiary of InterOil.  Under Canadian GAAP, joint ventures are proportionately consolidated into the Company’s consolidated financials based on the shareholding in the joint venture.

Applying the guidance under APB 18, a corporate joint venture has to be equity accounted under U.S. GAAP. InterOil has also followed the guidance under SAB Topic 5H wherein a gain on contributions to the joint venture is not recognised, however, a gain is recognised as a result of a change in economic interest.

Reconciliation to accounting principles generally accepted in the United States (cont’d)

On February 27, 2009, InterOil LNG Holdings Inc. and Pacific LNG Operations Ltd, acquired Merrill Lynch’s interest in the Joint Venture Company. InterOil issued 499,834 common shares totalling $11,250,000 for its share of the settlement. This acquisition increased InterOil’s economic interest in the joint venture from 82.14% to 86.66%.

InterOil will account for the joint venture using equity accounted method.  In addition to the gain or loss recognised as part of the operations, InterOil will also recognise any difference between the Investment carried in its balance sheet and the underlying equity in net assets of the joint venture in the statement of operations and the investment balance will increase/decrease in line with this difference.

The adjustments to reflect the reversal of proportionately consolidated balances and take-up of equity accounted balances have been summarised below. Given below is the Midstream – liquefaction consolidated balance sheet and statement of operations under Canadian GAAP and U.S. GAAP.  The statement of operations incorporates results for the six months ended June 30, 2009.  PNG LNG Inc. was a subsidiary of InterOil until the date of the Shareholder’s Agreement and has been proportionately consolidated subsequent to that date.

Midstream - liquefaction		GAAP
Consolidated Balance Sheet	Canadian GAAP	Adjustments	US GAAP

Cash and cash equivalents	2,199,155	(2,199,055)	100
Cash restricted	75,091	(75,091)	-
Other assets	19,643	(19,643)	-
Current assets	2,293,889	(2,293,789)	100

Investment in PNG LNG Inc.	-	15,788,960	15,788,960
Goodwill	5,761,940	(5,761,940)	-
Plant and equipment	2,349,704	(2,349,704)	-
Total assets	10,405,533	5,383,527	15,789,060

Accounts payable and accrued liabilities	196,598	(196,598)	-
Intercompany payables	15,856,764	91,065	15,947,829
Current liabilities	16,053,362	(105,533)	15,947,829

Deferred gain on contributions to LNG project	13,076,272	(13,076,272)	-
Total non-current liabilities	13,076,272	(13,076,272)	-

Share capital	1	-	1
Accumulated deficit	(18,724,102)	18,565,332	(158,770)
Shareholders' Equity	(18,724,101)	18,565,332	(158,769)
Total liabilities and Shareholders' equity	10,405,533	5,383,527	15,789,060

Midstream - liquefaction		GAAP
Consolidated Statement of Operation	Canadian GAAP	Adjustments	US GAAP

Interest income	6,641	(6,641)	-
Total revenues	6,641	(6,641)	-

Office and Administrative expenses	2,389,106	(1,771,012)	618,094
Depreciation	40,276	(40,276)	-
Professional fees	1,415,085	(1,347,346)	67,739
Borrowing costs	492,899	-	492,899
Exchange (Gain) loss	(57,666)	57,666	-
Loss on equity accounted investment	-	2,071,520	2,071,520
Income taxes	44,415	(44,415)	-
Total expenses	4,324,115	(1,073,863)	3,250,252

Net (loss)/gain	(4,317,474)	1,067,222	(3,250,252)

Reconciliation to accounting principles generally accepted in the United States (cont’d)

(5)	Deferred Financing costs

Deferred financial costs are offset against the respective liabilities under Canadian GAAP; however, the same is disclosed as a separate item on the face of the balance sheet under US GAAP in accordance with guidance under APB 21.

(6)	Income tax effect of adjustments

The income tax effect of U.S. GAAP adjustments was an increase to the future tax asset of $2,616,184 (six months ended June 30, 2008 – reduction of $1,604,676) for the six months ended June 30, 2009 due to an increase in the loss carry-forwards. A corresponding increase in the valuation allowance was recorded.

(7)	Non controlling interest

The non-controlling interest movements are the result of the U.S. GAAP adjustments relating to the midstream operations described in point 1 above.  Non-controlling interests are classified under temporary equity classification on the balance sheet under Canadian GAAP; however, the same is disclosed as equity, but separate from the parent’s equity, under US GAAP in accordance with guidance under ARB 51 (after FAS 160).  In addition, under Canadian GAAP, net income attributable to the non-controlling interest generally was reported as an expense or other deduction in arriving at consolidated net income.  However, ARB 51 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest.  It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.

Recent Accounting Pronouncements

Business combinations

In December 2007, the FASB issued FAS 141 (revised 2007) to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.  This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  This will have no impact unless the Company undertakes a business combination subsequent to adoption of this standard.

Non-controlling interests in consolidated financial statements

In December 2007, the FASB issued FAS 160.  The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This Statement changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest.  It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.  Previously, net income attributable to the non-controlling interest generally was reported as an expense or other deduction in arriving at consolidated net income.  This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented.  The Company has complied with the disclosure requirements under this standard for the six months ended June 30, 2009.

Disclosures about derivative instruments and hedging activities

In March 2008, the FASB issued FAS 161.  This statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  Entities are required to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  The statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation.  This disclosure better conveys the purpose of derivative use in terms of the risk that the entity is intending to manage.  Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period.  Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives.  This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company has complied with the disclosure requirements under this standard for the six months ended June 30, 2009.

Reconciliation to accounting principles generally accepted in the United States (cont’d)

Subsequent events

In May 2009, the FASB issued FAS 165.  The objective of this statement is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued.  In particular, this statement sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  This statement is effective for interim and annual periods ending after June 15, 2009.    The Company does not expect that the application of FAS 165 will have a material impact on the financial statements.  Management has considered events up until 23 December 2009 for disclosure in accordance with FAS 165.

Accounting for transfers of financial assets

In June 2009, the FASB issued FAS 166 which is an amendment of FAS 140.  The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  In particular, this statement removes the concept of a qualifying special-purpose entity from FAS 140 and removes the exception from applying FASB Interpretation 46 (revised December 2003), Consolidation of Variable Interest Entities, to qualifying special-purpose entities.  This statement is effective at the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.    The Company does not expect that the application of FAS 166 will have a material impact on the financial statements.

Consolidation of variable interest entities

In June 2009, the FASB issued FAS 167 which addresses the effects on certain provisions of FASB Interpretation 46 (revised December 2003), Consolidation of Variable Interest Entities, as a result of the elimination of the qualifying special-purpose entity concept in FAS 166, and concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity.  This statement is effective at the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  The Company does not expect that the application of FAS 167 will have a material impact on the financial statements.

The FASB accounting standards codification and the hierarchy of generally accepted accounting principles

In June 2009, the FASB issued FAS 168 as a replacement to FAS 162.  The FASB Accounting Standards Codification (Codification) will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative.  This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  Following this Statement, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The Board will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification.  The Company does not expect that the application of FAS 168 will have a material impact on the financial statements.

Measuring liabilities at fair value

In August 2009, the FASB issued ASU 2009-05.  This update provides amendments to the fair value measurement of liabilities.  In particular, the update provides clarification that in certain circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using either a valuation technique that uses the quoted price of the identical liability when traded as an asset or the quoted prices for similar liabilities or similar liabilities when traded as assets, or a valuation technique that is consistent with the principles of Topic 820.  This update also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  This update is effective for the first reporting period, including interim periods, beginning after issuance.  The Company does not expect that the application of ASU 2009-05 will have a material impact on the financial statements.

Reconciliation to accounting principles generally accepted in the United States (cont’d)

Investments in certain entities that calculate net asset value per share (or its equivalent)

In September 2009, the FASB issued ASU 2009-12.  This update creates a practical expedient to measure the fair value of an investment on the basis of the net asset value per share of the investment (or its equivalent) determined as of the reporting entity’s measurement date.  Therefore, certain attributes of the investment (such as restrictions on redemption) and transaction prices from principal-to-principal or brokered transactions will not be considered in measuring the fair value of the investment if the practical expedient is used.  The update also requires disclosures by major category of investment about the attributes of those investments, such as the nature of any restrictions on the investor’s ability to redeem its investments at the measurement date, any unfunded commitments, and the investment strategies of the investees.  This update is effective for interim and annual periods ending after December 15, 2009.  The Company does not expect that the application of ASU 2009-12 will have a material impact on the financial statements.

Multiple-deliverable revenue arrangements

In October 2009, the FASB issued ASU 2009-13.  The objective of this update is to address the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit.  Specifically, this update addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting.  The update also requires greater disclosure of how a vendor allocates revenue in its arrangements, the significant judgments made, and changes to those judgments in allocating that revenue, and how those judgments affect the timing and amount of revenue recognition.  This update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  The Company does not expect that the application of ASU 2009-13 will have a material impact on the financial statements.

Certain revenue arrangements that include software elements

In October 2009, the FASB issued ASU 2009-14.  The objective of this update is to address concerns relating to the accounting for revenue arrangements that contain tangible products and software.  The update changes the accounting model for revenue arrangements that include both tangible products and software elements.  The update also requires greater disclosure of how a vendor allocates revenue to deliverables in its arrangements, the significant judgments made, and changes to those judgments in allocating that revenue, and how those judgments affect the timing and amount of revenue recognition.  This update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  The Company does not expect that the application of ASU 2009-14 will have a material impact on the financial statements.

Accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing

In October 2009, the FASB issued ASU 2009-15.  The purpose of this update is to address the accounting for own-share lending arrangements entered into in contemplation of a convertible debt issuance or other financing.  Specifically, a share lender should record as debt issuance cost the fair value of a share lending arrangement (amortization of the debt issuance costs will increase the overall implied cost of the related convertible debt arrangement). The outstanding shares should be excluded from basic and diluted earnings per share (EPS), unless the counterparty defaults. When a default is probable, expense should be recognized (with an offset to equity) for the fair value of the shares less estimated recoveries.  The guidance is effective for new share lending arrangements for interim and annual periods beginning on or after June 15, 2009. For existing arrangements, the guidance is effective for fiscal years beginning on or after December 15, 2009 and must be applied retrospectively for arrangements outstanding as of the effective date.  The Company does not expect that the application of ASU 2009-15 will have a material impact on the financial statements.